AMENDED AND RESTATED ADMINISTRATION AGREEMENT

AGREEMENT by and between each of the funds listed in Schedule A attached hereto, each severally and not jointly (each individually, the “Fund”), and J.P. Morgan Investment Management, Inc. (“Administrator”), a Delaware corporation having its principal place of business at 270 Park Avenue, New York, New York 10017, effective as of the applicable Effective Date listed on Schedule A hereto.

WHEREAS, the Fund is a closed-end, management investment company registered with the Securities and Exchange Commission (“Commission”) under the Investment Company Act of 1940, as amended (“1940 Act”); and

WHEREAS, the Fund desires to retain the Administrator to furnish administrative services to the Fund, all as now or hereafter may be identified in Article 2 below; and

NOW, THEREFORE, in consideration of the mutual promises and covenants herein set forth, the parties agree as follows:

ARTICLE 1. RETENTION OF THE ADMINISTRATOR. The Fund hereby retains the Administrator to act as the administrator of the Fund and to furnish the Fund with the administrative services as set forth in Article 2 below, subject to the oversight of the Board of Trustees of the Fund (the “Board”). The Administrator hereby accepts such employment to perform the duties set forth below. The Administrator shall, for all purposes herein, be deemed to be an independent contractor and, unless otherwise expressly provided or authorized, shall have no authority to act for or represent the Fund in any way and shall not be deemed an agent of the Fund.

ARTICLE 2. ADMINISTRATIVE SERVICES. Subject to the direction and control of the Board, and, in each case where appropriate, the review and comment by the Fund’s independent public accountants and outside legal counsel and in accordance with procedures which may be established from time to time between the Fund and the Administrator, the Administrator shall perform or supervise the performance by others of administrative services in connection with the operations of the Funds.

Without limiting the generality of the foregoing, the Administrator shall:

a. Provide all necessary office facilities (which may be in the offices of the Administrator or an affiliate), equipment, and personnel for handling the affairs of the Fund;

b. Subject to supervision by counsel to the Fund, prepare amendments to, file, and maintain the Fund’s governing documents, including the Declaration of Trust (or charter as the case may be), the Bylaws, and minutes of meetings of shareholders;

c. Provide individuals reasonably acceptable to the Board to serve as officers of the Fund, who will be responsible for the management of the Fund’s affairs as determined by the Board;

d. Prepare agenda and prepare and compile board materials for all Board meetings and review, file, and take and maintain minutes of meetings of the Board;

e. Provide appropriate personnel for Board meetings;

f. Subject to supervision by counsel to the Fund, prepare, review and file the Fund’s Registration Statement (on Form N-2 or any replacements thereof), periodic supplements or amendments to the Registration Statement, proxy materials and other filings with the Commission;

g. Subject to supervision by counsel to the Fund, prepare and file, or supervise the preparation and filing of, Form N-CSR, Form N-PORT, Form N-23c-3 (or as applicable, Schedule TO), fidelity bond filing and all notices, registrations and amendments associated with applicable federal and state tax and securities laws and provide any sub-certifications which may reasonably be requested by the Fund’s Principal Executive Officer or Principal Financial Officer in connection with the required certification of those filings and coordinate receipt of similar sub-certifications from other service providers that provide information to be included in such filings;

h. Prepare and file, or supervise the preparation and filing of, all necessary FINRA and/or Blue Sky filings;

i. Prepare and file, or supervise the preparation and filing of, annual Form N-PX;

j. Arrange for and coordinate the layout and printing of prospectuses, statements of additional information, semi-annual and annual reports to shareholders, shareholder repurchase offer notice(s), and proxy materials;

k. Prepare, with the assistance of the Fund’s investment adviser, communications to shareholders;

l. Coordinate the delivery of prospectuses, notices, proxy statements, proxies, semi-annual and annual reports to shareholders, and other reports and notices to Fund shareholders, and supervise and facilitate the proxy solicitation process for all shareholder meetings, including the tabulation of shareholder votes;

m. Prepare for and conduct shareholder meetings, if necessary;

n. Assist with the operation of the Fund, including the implementation of any new class of shares, investment objectives, policies and structure;

o. Prepare semi-annual and annual financial statements;

p. Prepare and file periodic reports to shareholders and the Commission on Form N-CEN or any replacement forms thereof;

q. Prepare and file Notices to the Commission required pursuant to Rule 24f-2 of the 1940 Act;

r. Compile data for, assist the Fund or its designee in the preparation of, and file all of the Fund’s federal and state tax returns and required tax filings other than those required to be made by the Fund’s custodian and transfer agent;

s. Prepare and distribute year-end shareholder tax information letters and Forms 1099-MISC for Trustee fees and vendor payments;

t. Identify and track book-tax differences;

u. Prepare quarterly tax compliance checklist for use by the Fund’s investment adviser;

v. Calculate declaration of income/capital gain distributions in compliance with income/excise tax distribution requirements and ensure that such distributions are not “preferential” under the Internal Revenue Code of 1986, as amended (the “Code”);

w. Review reports produced by, and the operations and performance of, the various organizations providing services to the Fund, including, without limitation, the Fund’s investment adviser, sub-administrator, custodian, any sub-adviser, fund accountant, shareholder servicing agent, transfer agent, outside legal counsel, independent public accountants, and other entities providing services to the Fund, and at the request of the Board, report to the Board on the performance of such organizations;

x. Prepare, negotiate, and administer contracts on behalf of the Fund with, among others, the Fund’s investment adviser, sub-adviser, sub-administrator, custodian, fund accountant, shareholder servicing agent, and transfer agent and oversee expense disbursement and any service provider conversions;

y. Calculate contractual Fund expenses and control all disbursements for the Fund, and as appropriate compute the Fund’s yields, total return, expense ratios, portfolio turnover rate and, if required, portfolio average dollar weighted maturity;

z. Prepare annual Fund expense budget and monthly accrual analyses, perform various expense savings analysis and expense benchmarking analysis;

aa. Prepare expense authorizations and review or prepare for management review all invoices for Fund expenses;

bb. Calculate performance data of the Fund for dissemination to information service providers covering the investment company industry;

cc. Review marketing material to verify that Fund information is accurate;

dd. Prepare and file proofs of claims in connection with Class Action notices;

ee. Monitor the Fund’s compliance with the Code and the regulations promulgated thereunder, so as to enable the Fund to maintain its status as a “regulated investment company;”

ff. Monitor the Fund’s compliance with all applicable federal and state securities and other regulatory requirements;

gg. Monitor the Fund’s compliance with requirements of the 1940 Act and limitations contained in its registration statement or any amendments or supplements thereto;

hh. Obtain and keep in effect fidelity bonds and trustees and officers/errors and omissions insurance policies for the Fund in accordance with the requirements of Rules 17g-1 and 17d-1(d)(7) under the 1940 Act as such bonds and policies are approved by the Board;

ii. Provide information and assistance with inspections by the Commission;

jj. Coordinate annual audit activities, including providing information and assistance with respect to audits conducted by the Fund’s independent auditors;

kk. Assist management with the administration of the Trustees’ deferred compensation plans, if any;

ll. Design, implement and maintain a disaster recovery program for the Fund’s records;

mm. Assist the Fund’s Chief Compliance Officer with matters regarding the Fund’s compliance program (as approved by the Board in accordance with Rule 38a-1 under the 1940 Act) as reasonably requested;

nn. Administer the implementation and required distribution of the Privacy Policy of the Fund as required under Regulation S-P promulgated by the Commission; and

oo. Perform all administrative services and functions of the Fund to the extent administrative services and functions are not provided to the Fund pursuant to the Fund’s investment advisory agreement, custodian agreement, fund accounting agreement, shareholder servicing agreement, and transfer agent agreement. Nothing in this provision shall be deemed to inhibit the Fund or its officers from engaging, at the expense of the Fund, other persons to assist in providing administrative services to the Fund including, but not limited to, accounting agents, recordkeeping agents, proxy solicitation agents, attorneys, accountants, consultants, sub-administrator and others.

The Administrator shall perform such other administrative services for the Fund that are mutually agreed upon by the parties from time to time.

ARTICLE 3. ADDITIONAL SERVICES; DELEGATION. The Administrator may provide additional reports and services upon the request of the Fund’s investment adviser, which may result in an additional charge, the amount of which shall be agreed upon between the parties. The Administrator may delegate some or all of its responsibilities under this Agreement, as provided in Article 9.

ARTICLE 4. ALLOCATION OF CHARGES AND EXPENSES.

(A) THE ADMINISTRATOR. The Administrator shall furnish at its own expense the executive, supervisory and clerical personnel necessary to perform its obligations under this Agreement. The Administrator shall also provide the items which it is obligated to provide under this Agreement, and shall pay all compensation, if any, of officers of the Fund as well as all Trustees of the Fund who are officers or employees of the Administrator or any affiliated company of the Administrator; provided, however, that unless otherwise specifically provided, the Administrator shall not be obligated to pay the compensation of any employee of the Fund retained by the Board to perform services on behalf of the Fund and provided further that the parties may in the future mutually agree that the Fund may pay all or a portion of the compensation of the Fund’s Chief Compliance Officer.

(B) THE FUND. The Fund assumes and shall pay or cause to be paid all other expenses of the Fund not otherwise allocated herein, including, without limitation, organization costs, taxes, fees and expenses for legal and auditing services, fees and expenses of pricing services, transfer agency fees and expenses, the expenses of preparing (including typesetting), printing and mailing reports, prospectuses, statements of additional information, proxy solicitation material and notices to existing shareholders, all expenses incurred in connection with issuing and redeeming shares, the cost of custodial services, the cost of initial and ongoing registration of the shares under federal and state securities laws, fees and out-of-pocket expenses of Trustees who are not officers or employees of the Administrator, the distributor, or the investment adviser to the Fund or any affiliated company of the Administrator, the distributor, or the investment adviser, insurance, interest, brokerage costs, litigation and other extraordinary or nonrecurring expenses, and all fees and charges of investment advisers to the Fund.

ARTICLE 5. COMPENSATION OF THE ADMINISTRATOR.

(A) ADMINISTRATION FEE. In consideration of the services rendered, the facilities furnished and the expenses assumed by the Administrator pursuant to this Agreement, the Fund shall pay the Administrator compensation at an annual rate specified in Schedule B attached hereto. Such compensation shall be calculated and accrued daily, and paid to the Administrator on the first business day of each month, or at such time(s) as the Administrator shall request and the parties hereto shall agree. The Fund shall also reimburse the Administrator for its reasonable out-of-pocket expenses, including the travel and lodging expenses incurred by officers and employees of the Administrator in connection with attendance at Board meetings. If this Agreement terminates before the last day of a month, the Administrator’s compensation for that part of the month in which this Agreement is in effect shall be prorated according to the proportion which such period bears to the full monthly period and shall be payable upon the date of termination of this Agreement.

For the purpose of determining fees payable to the Administrator, the value of net assets of the Fund shall be computed in the manner described in such Fund’s registration statement for purposes of determining the Fund’s net assets and the net asset value of the Fund’s shares.

(B) SURVIVAL OF COMPENSATION RIGHTS. All rights of compensation under this Agreement for services performed as of the termination date shall survive the termination of this Agreement.

ARTICLE 6. LIMITATION OF LIABILITY OF THE ADMINISTRATOR. The duties of the Administrator shall be confined to those expressly set forth herein, and no implied duties are assumed by or may be asserted against the Administrator hereunder. The Administrator shall not be liable for any error of judgment or mistake of law or for any loss arising out of any act or omission in carrying out its duties hereunder, except a loss resulting from willful misfeasance, bad faith or negligence in the performance of its duties, or by reason of reckless disregard of its obligations and duties hereunder, except as may otherwise be provided under provisions of applicable law which cannot be waived or modified hereby. Any person, even though also an employee, or agent of the Administrator, who may be or become an officer, Trustee, employee or agent of the Fund shall be deemed, when rendering services to the Fund, or acting on any business of that party, to be rendering such services to or acting solely for that party and not as a partner, employee, or agent or one under the control or direction of the Administrator even though paid by it.

So long as the Administrator acts in good faith and with due diligence and without negligence, the Fund assumes full responsibility and shall indemnify the Administrator, its employees, agents, directors, officers and nominees and hold them harmless from and against any and all actions, suits and claims, whether groundless or otherwise, and from and against any and all losses, damages, costs, charges, reasonable counsel fees and disbursements, payments, expenses and liabilities (including reasonable investigation expenses) arising directly or indirectly out of the Administrator’s actions taken or non-actions with respect to the performance of services hereunder. The indemnity and defense provisions set forth herein shall indefinitely survive the termination of this Agreement.

The Administrator shall indemnify the Fund, its employees, agents, directors, officers and nominees and hold them harmless from and against any and all actions, suits and claims, whether groundless or otherwise, and from and against any and all losses, damages, costs, charges, reasonable counsel fees and disbursements, payments, expenses and liabilities (including reasonable investigation expenses) arising directly out of the Administrator’s actions taken or non-actions with respect to the performance of services hereunder to the extent that the Administrator does not act in good faith or acts with willful misfeasance, bad faith or negligence in the performance of its duties or with reckless disregard of its obligations and duties hereunder. The indemnity and defense provisions set forth herein shall indefinitely survive the termination of this Agreement.

Under no circumstances will the Administrator be liable for any indirect, incidental, consequential or special damages (including, without limitation, lost profits) of any form, whether or not foreseeable and regardless of the type of action in which such a claim may be brought, with respect to the Administrator’s performance hereunder.

The rights hereunder shall include the right to reasonable advances of defense expenses in the event of any pending or threatened litigation with respect to which indemnification hereunder may ultimately be merited. In order that the indemnification provision contained herein shall apply, however, it is understood that if in any case the Fund may be asked to indemnify or hold the Administrator harmless, the Fund shall be fully and promptly advised of all pertinent facts concerning the situation in question, and it is further understood that the Administrator will use all reasonable care to identify and notify the Fund promptly concerning any situation which presents or appears likely to present the probability of such a claim for indemnification against the Fund, but failure to do so in good faith shall not affect the rights hereunder.

The Fund shall be entitled to participate at its own expense or, if it so elects, to assume the defense of any suit brought to enforce any claims subject to this indemnity provision. If the Fund elects to assume the defense of any such claim, the defense shall be conducted by counsel chosen by the Fund and satisfactory to the Administrator, whose approval shall not be unreasonably withheld. In the event that the Fund elects to assume the defense of any suit and retain counsel, the Administrator shall bear the fees and expenses of any additional counsel retained by it. If the Fund does not elect to assume the defense of a suit, it will reimburse the Administrator for the reasonable fees and expenses of any counsel retained by the Administrator.

The Administrator may apply to the Fund at any time for instructions and may consult counsel for the Fund (with prior approval of the Fund) or its own counsel and with accountants and other experts with respect to any matter arising in connection with the Administrator’s duties, and the Administrator shall not be liable or accountable for any action taken or omitted by it in good faith in accordance with such instruction or with the opinion of such counsel, accountants or other experts.

The Administrator shall be protected in acting upon any document which it reasonably believes to be genuine and to have been signed or presented by the proper person or persons. The Administrator will not be held to have notice of any change of authority of any officers, employees or agents of the Fund until receipt of written notice thereof from the Fund. Provided the Administrator is acting in good faith and consistent with industry standards, nothing in this section shall be construed as imposing upon the Administrator any obligation to seek such instructions or advice, or to act in accordance with such advice when received.

ARTICLE 7. ACTIVITIES OF THE ADMINISTRATOR. The services of the Administrator rendered to the Fund are not to be deemed to be exclusive. The Administrator is free to render such services to others and to have other businesses and interests. It is understood that Trustees, officers, employees and shareholders of the Fund are or may be or become interested in the Administrator, as officers, employees or otherwise and that partners, officers and employees of the Administrator and its counsel is or may be or become similarly interested in the Fund, and that the Administrator may be or become interested in the Fund as an owner of the Fund’s shares or otherwise.

ARTICLE 8. TERM. This Agreement, unless sooner terminated as provided herein, shall take effect with respect to each Fund as of the close of business on the effective date for such Fund listed in Schedule A hereto (each, an “Effective Date”) (and, with respect to any amendment, or with respect to any additional fund, the date of the amendment or supplement hereto or Effective Date for such additional fund, as applicable), and shall remain in effect for such Fund, unless sooner terminated as provided herein, until two years from the Effective Date or such earlier date as determined by resolution of the Fund’s Trustees. Thereafter, if not terminated, this Agreement shall continue automatically for successive one year terms with respect to the Fund, provided that such continuance is specifically approved at least annually by the vote of a majority of those members of the Fund’s Board who are not parties to this Agreement or “interested persons” (as defined in Article 13) of any such party. This Agreement may be terminated without penalty, on not less than 60 days prior written notice, by the Fund’s Board or by the Administrator. The termination of this Agreement with respect to a Fund shall not result in the termination of this Agreement with respect to any other Fund. The Administrator shall furnish to the Fund, promptly upon its request, such information (including the Administrator’s costs of delivering the services provided to the Fund hereunder) as may reasonably be necessary to enable the Fund’s Board of Trustees to evaluate the terms of this Agreement or any extension, renewal or amendment hereof.

ARTICLE 9. ASSIGNMENT. This Agreement shall not be assigned by either party without the written consent of the other party; provided, however, that the Administrator may, at its expense, subcontract with any entity or person concerning the provision of the services contemplated hereunder, subject to the oversight of the Board.

The Administrator shall not, however, be relieved of any of its obligations under this Agreement by the appointment of such subcontractor and provided further, that the Administrator shall be responsible, to the extent provided in Article 6 hereof, for all acts of such subcontractor as if such acts were its own. This Agreement shall be binding upon, and shall inure to the benefit of, the parties hereto and their respective successors and permitted assigns.

ARTICLE 10. AMENDMENTS. This Agreement may be amended by the parties hereto only if such amendment is specifically approved (i) by the vote of a majority of the Board of each Fund affected by such amendment, and (ii) by the vote of a majority of the Trustees of such Fund who are not parties to this Agreement or “interested persons” (as defined in Article 13) of any such party or its affiliates; provided, however, that Schedule A and Schedule B hereto may be amended from time to time to add or remove one or more Funds, by each applicable Fund’s execution and delivery to the Administrator of an amended Schedule A or Schedule B, as applicable, and the execution of such amended Schedule by the Administrator, in which case such amendment shall take effect immediately upon execution by the Administrator.

For special cases, the parties hereto may amend such procedures set forth herein as may be appropriate or practical under the circumstances, and the Administrator may conclusively assume that any special procedure which has been approved by the Fund does not conflict with or violate any requirements of its Declaration of Trust or then-current prospectuses, or any rule, regulation or requirement of any regulatory body.

ARTICLE 11. CERTAIN RECORDS. The Administrator shall maintain customary records in connection with its duties as specified in this Agreement. Any records required to be maintained and preserved pursuant to Rules 31a-1 and 31a-2 under the 1940 Act, which are prepared or maintained by the Administrator on behalf of the Fund, shall be prepared and maintained at the expense of the Administrator, but shall be the property of the Fund and will be made available to or surrendered promptly to the Fund on request.

In case of any request or demand for the inspection of such records by another party, the Administrator shall notify the Fund and follow the Fund’s instructions as to permitting or refusing such inspection; provided that the Administrator may exhibit such records to any person in any case where it is advised by its counsel that it may be held liable for failure to do so.

ARTICLE 12. COMPLIANCE WITH RULE 38a-1. The Administrator shall maintain policies and procedures that are reasonably designed to prevent violations of the federal securities laws, and shall employ personnel to administer the policies and procedures who have the same requisite level of skill and competence required to effectively discharge their responsibilities. The Administrator shall also provide the Fund’s Chief Compliance Officer with periodic reports regarding its compliance with the federal securities laws, and shall promptly provide special reports in the event of any material violation of the federal securities laws.

ARTICLE 13. DEFINITIONS OF CERTAIN TERMS. The term “interested person,” when used in this Agreement, shall have the respective meanings specified in the 1940 Act and the rules and regulations promulgated thereunder, subject to such exemptions as may be granted by the Commission.

ARTICLE 14. NOTICE. Any notice required or permitted to be given by either party to the other shall be deemed sufficient if delivered to, (i) with respect to the Administrator, 390 Madison Avenue, New York, New York 10017,

(ii) with respect to the Fund, its address listed on Schedule A attached hereto or (iii) such other address as a party may from time to time specify in writing to the other party pursuant to this Section.

ARTICLE 15. GOVERNING LAW; LIMITATION OF LIABILITY OF THE TRUSTEES AND SHAREHOLDERS. This Agreement shall be construed and the provisions hereof interpreted under and in accordance with the laws of the State of Delaware. The obligations of the Fund (or particular class thereof) entered into in the name or on behalf thereof by any Trustee, representative or agent of the Fund (or particular class thereof) are made not individually, but in such capacities, and are not binding upon any Trustee, shareholder, representative or agent of the Fund (or particular class thereof) personally, but bind only the assets of the Fund (or particular class thereof), and all persons dealing with any series and/or class of shares of the Fund must look solely to the assets of the Fund belonging to such series and/or class for the enforcement of any claims against the Fund (or particular class thereof).

The execution and delivery of this Agreement have been authorized by the Board, and this Agreement has been signed and delivered by an authorized officer of the Fund, acting as such, and neither such authorization by the Board nor such execution and delivery by such officer shall be deemed to have been made by any of them individually or to impose any liability on any of them personally, but shall bind only the property of the Fund (or particular class thereof) as provided in the Fund’s charter.

ARTICLE 16. USE OF CONFIDENTIAL INFORMATION. Notwithstanding anything in this Agreement to the contrary:

The Administrator will keep confidential and will not use or disclose to any other party (including, but not limited to, affiliates of the Administrator) any Customer Information (as defined below), except as authorized in writing by the Fund or as appropriate in connection with performing this Agreement and subject to any conditions set forth elsewhere in the Agreement.

The Administrator will maintain appropriate physical, electronic and procedural safeguards to store, dispose of (if applicable) and secure Customer Information to protect it from unauthorized access, use, disclosure, alteration, loss and destruction. The safeguards used by the Administrator to protect Customer Information will be no less than those used by the Administrator to protect its own confidential information. In addition, the Administrator will comply with any other security safeguards required by this Agreement.

The Administrator will control access to Customer Information and, except as required by law or as otherwise may be specifically permitted by this Agreement, permit access only to individuals who need access in connection with performing this Agreement and will cause such individuals to maintain the confidentiality of Customer Information.

Except as necessary to conform to any record retention requirements imposed by this Agreement, the Administrator will, upon termination of this Agreement or the Fund’s earlier request, return to the Fund all Customer Information or destroy it, as specified by the Fund. The Administrator will provide to the Fund a destruction certificate if so required.

As between the Fund and the Administrator, Customer Information and all applicable intellectual property rights embodied in the Customer Information shall remain the property of the Fund.

The Administrator acknowledges that it has received and reviewed a copy of the Fund’s Privacy Policy applicable to Customer Information and it agrees that it will not act in a manner that is inconsistent with such policy.

Without limiting the foregoing, the Administrator shall not directly or through an affiliate, disclose any Customer Information, including account numbers, access numbers, or access codes for an account for use in telemarketing, direct mail marketing, or marketing through electronic mail, except as permitted by this Agreement, the Privacy Policy of the Fund, and as permitted in Section 248.12 of Regulation S-P.

The term “Customer Information” as used in this Article means information, in any form, provided to the Administrator by or on behalf of the Fund that uniquely identifies in any way a current, former or prospective Fund customer. Customer Information includes, but is not limited to, copies of such information or materials derived from such information.

ARTICLE 17. COUNTERPARTS. This Agreement may be executed by the parties on any number of counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the day and year first above written.

JPMORGAN PUBLIC AND PRIVATE INCOME FUND
JPMORGAN CREDIT MARKETS FUND

By:	/s/ Timothy J. Clemens
Timothy J. Clemens
Title:	Chief Financial Officer & Treasurer

ACCEPTED BY:

JPMORGAN INVESTMENT MANAGEMENT, INC.

By:	/s/ Shannon M. Gaines
Shannon M. Gaines
Title:	Executive Director

SCHEDULE A

TO THE ADMINISTRATION AGREEMENT

NAME OF THE FUND(S)

NAME OF ENTITY	STATE AND FORM OF ORGANIZATION	Principal Place of Business

JPMorgan Credit Markets Fund	Delaware statutory trust	390 Madison Avenue, New York, NY 10017

JPMorgan Public and Private Credit Fund	Delaware statutory trust	390 Madison Avenue, New York, NY 10017

SCHEDULE B

TO THE ADMINISTRATION AGREEMENT

(EFFECTIVE AS OF June 16, 2026)

The Administrator receives a pro-rata portion of the following annual fee on behalf of each Fund listed below for administrative services: 0.075% of the first $10 billion of average daily net assets, plus 0.05% of average daily net assets from $10 to $20 billion, plus 0.025% of average daily net assets from $20 to $25 billion, plus 0.01% on average daily net assets in excess of $25 billion.

JPMorgan Public and Private Credit Fund – Effective as of June 16, 2026

JPMorgan Credit Markets Fund – Effective as of June 16, 2026